                                                                    EXHIBIT 10.4


                                CREDIT AGREEMENT

         This Agreement, dated as of December 18, 2000, is among Daisytek, Incorporated, a Delaware corporation, Daisytek International Corporation, a Delaware corporation, the Lenders as defined herein, Citizens Bank of Massachusetts, as Syndication Agent, Bank of America, N.A., as Documentation Agent, Bank One, NA, as an LC Issuer and Bank One, Texas, NA, a national banking association having its principal office in Chicago, Illinois, as an LC Issuer and as Administrative Agent. The parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used in this Agreement:

         "Accounts" means all rights to payment for goods sold or leased or services rendered by the Borrower and its Domestic Subsidiaries, whether or not earned by performance, together with all security interests or other security held by or granted to the Borrower or its Domestic Subsidiaries to secure such rights to payment.

         "Acquired Person" means any Person which becomes a Wholly-Owned Subsidiary of the Borrower or any of its Subsidiaries as a result of a Permitted Acquisition.

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which a Loan Party or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

         "Administrative Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacities as an LC Issuer and a Lender, and any successor Administrative Agent appointed pursuant to Article X.

         "Advance" means (a) a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period, (b) a Swing Line Advance, and
(c) a payment under a Facility LC.

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more (or in the case of the Guarantor, 15% or more) of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

         "Agents" means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent.

         "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

         "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

         "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

         "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4(b).

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

         "Applicable Fee Rate" means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitment (without regard to usage) at such time as set forth in the Pricing Schedule.

         "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

         "Arrangers" means Banc One Capital Markets, Inc., a Delaware corporation, Banc of America Securities LLC, a Delaware limited liability company, their successors, in their capacities as Co-Lead Arrangers and Co-Book Runners.

         "Article" means an article of this Agreement unless another document is specifically referenced.

         "Authorized Officer" means any of the chief executive officer, president, chief financial officer, or any other officer of the Borrower designated in writing by any of the foregoing to the Administrative Agent, acting singly.

         "Available Aggregate Commitment" means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

         "Bank One" means Bank One, Texas, NA, a national banking association having its principal office in Dallas, Texas, in its individual capacity, and its successors.

         "Borrower" means Daisytek, Incorporated, a Delaware corporation, and its successors and assigns.

         "Borrowing Base" means, at any time, an amount equal to the sum of (a) 80% of Consolidated Eligible Accounts, plus (b) 50% of Consolidated Eligible Inventory. In the event the Borrower closes the financing transaction permitted under Section 6.13(iii), the amount of availability under the Borrowing Base shall be reduced by the amount of Indebtedness the Borrower and its Domestic Subsidiaries are permitted to incur in connection with such financing transaction.

         "Borrowing Base Certificate" means a certificate in the form of Exhibit F attached hereto.

         "Borrowing Date" means a date on which an Advance is made hereunder.

         "Borrowing Notice" is defined in Section 2.8.

         "BSD" means Business Supplies Distributors, Inc.

         "BSD Business" means the line of business conducted by BSD and related Subsidiaries.

         "BSD Facility" means an inventory and working capital financing agreement, as the same may be amended or modified and in effect from time to time, between a Wholly-Owned Subsidiary of the Guarantor formed to be the holding company of the BSD Business and a commercial lending institution, on terms and conditions satisfactory to the Administrative Agent in its sole discretion.

         "BSD Restructure Requirements" is defined in Section 6.12(y).

         "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Dallas and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Dallas for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

         "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a Person's balance sheet prepared in accordance with Agreement Accounting Principles.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

         "Change" is defined in Section 3.2.

         "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Guarantor; or (ii) the Guarantor shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Collateral Documents" means, collectively, the Pledge Agreement, the Parent Guarantee, the Subsidiary Guarantee, the pledge agreements pursuant to which 65% of the capital stock of the Borrower's Material Foreign Subsidiaries are pledged in favor of the Administrative Agent for the ratable benefit of the LC Issuer, the Lenders and the other holders of Secured Obligations, the Security Agreement, related UCC-1 financing statements and all documents hereafter executed as security for, or to ensure repayment of, the Secured Obligations.

         "Collateral Shortfall Amount" is defined in Section 8.1.

         "Commitment" means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility LCs issued upon the application of the Borrower, in an aggregate amount not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

         "Consolidated Capital Expenditures" means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

         "Consolidated EBITDA" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation,
(iv) amortization, (v) $375,000 for the quarter ended December 31, 1999, $1,325,000 for the quarter ended March 31, 2000, $634,000 for the quarter ended June 30, 2000 and $1,555,000 for the quarter ended September 30, 2000; (vi) for the quarters ending December 31, 2000 and March 31, 2001, actual non-recurring charges, not to exceed $1,500,000 in the aggregate, related to the physical separation of assets and related activities resulting from the spinoff of PFSweb, Inc. and actual non-recurring, non-cash charges, not to exceed $500,000 in the aggregate, incurred as a result of the proposed restructure of the Tape Company line of business, (vii) extraordinary losses incurred other than in the ordinary course of business, to the extent approved by the Administrative Agent in its sole and absolute discretion, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, as determined by the Administrative Agent in its sole discretion, all calculated for the Borrower and its Subsidiaries on a consolidated basis. Notwithstanding anything herein to the contrary, Consolidated EBITDA shall be inclusive of the EBITDA (calculated on a basis consistent with this definition of Consolidated EBITDA) of any Acquired Person for the period of determination to the extent such EBITDA is (A) included in its four most recent audited fiscal quarters and (B) is reflected in audited financial statements of such Acquired Person. Consolidated EBITDA shall exclude all EBITDA of Foreign Subsidiaries with Qualified Foreign Financings.

         "Consolidated Eligible Accounts" means, at any time, Accounts created in the ordinary course of business that meet the following requirements at the time they come into existence and continue to meet the same until collected in full:

                  (a) it complies with all applicable laws, rules, and regulations, including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System;

                  (b) it is genuine and in all respects what it purports to be;

                  (c) it has not been outstanding for more than ninety (90) days past the original date of invoice;

                  (d) it was created in connection with (i) the sale of goods by the Loan Party in the ordinary course of business and such sale has been consummated and such goods have been shipped f.o.b. or delivered and received by the account debtor or its designee, or (ii) the performance of services by the Loan Party in the ordinary course of business and such services have been completed and accepted by the account debtor or its designee;

                  (e) it arises from an enforceable contract, the performance of which has been completed by the Loan Party for the portion billed and included in Consolidated Eligible Accounts;

                  (f) it does not arise from the sale of any good that is on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis that makes payment conditional;

                  (g) the Loan Party has good and indefeasible title to the Account and the Account is not subject to any Lien except Liens in favor of the Administrative Agent;

                  (h) it does not arise out of a contract with or order from, an account debtor that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by the Loan Party to the Administrative Agent in and to such account;

                  (i) except for return credits and disputed amounts deducted from the amount thereof included in Consolidated Eligible Accounts, it is not subject to any setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment;

                  (j) the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

                  (k) it is not evidenced by chattel paper or an instrument, except to the extent the same has been deposited with the Administrative Agent as collateral;

                  (l) it is not owed by an Affiliate of the Loan Party;

                  (m) it is payable in U. S. dollars by the account debtor;

                  (n) the account debtor is located in the United States of America;

                  (o) the aggregate balances then outstanding on accounts owed by such account debtor and its known Affiliates to any Loan Party comprise less than 10% of total Consolidated Eligible Accounts or such accounts shall be disqualified, to the extent of the excess;

                  (p) at the time the account arose, fewer than 20% of the aggregate balances then outstanding on Accounts owed by such account debtor and its known Affiliates to the Loan Parties are ineligible hereunder, or all of the Accounts of such account debtor shall be considered ineligible;

                  (q) there is no agreement on the part of any Loan Party to extend payment terms beyond 90 days with respect to such Account; and

                  (r) The account debtor is not a governmental agency, authority, instrumentality, or political subdivision of any government.

The amount of Consolidated Eligible Accounts owed by an account debtor to the Loan Party shall be reduced by the amount of all "contra accounts" and other obligations owed by the Loan Party to such account debtor.

         "Consolidated Eligible Inventory" means, at any time, all inventory of finished goods then owned by (and in the possession or under the control of) the Borrower and its Domestic Subsidiaries that strictly complies with all of the Loan Parties' representations and warranties contained in the Loan Documents, which is held for sale or disposition in the ordinary course of the Borrower's business, in which no party other than the Administrative Agent has a security interest, valued at the lower of actual cost or fair market value. Consolidated Eligible Inventory shall not include (a) inventory that has been shipped or delivered to a customer or other party on consignment, a sale-or-return basis, or on the basis of any similar understanding, (b) inventory with respect to which a claim exists disputing the Borrower's title to or right to possession of such inventory, (c) work-in-process inventory, (d) obsolete inventory, (e) inventory that is damaged or not otherwise in good condition, or is in the process of being returned to the Loan Party, (f) inventory which does not comply with any applicable law, rule, or regulation or any legal standard imposed by any governmental authority with respect to its manufacture, use, or sale, (g) inventory which is not located within the United States of America, and (h) inventory that for any other reason is not readily saleable in the ordinary course of business.

         "Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

         "Consolidated Intangible Assets" means at any time goodwill (including any amounts, however designated, representing the excess of the purchase price paid for assets or stock acquired subsequent to the date of this Agreement over the value assigned thereto on the books of the Guarantor and its Subsidiaries), patents, trademarks, trade names, copyrights, and all other intangible assets of the Guarantor and its Subsidiaries calculated on a consolidated basis as of such time.

         "Consolidated Interest Expense" means, with reference to any period,
(a) for purpose of determining Consolidated EBITDA, interest expense and (b) for purposes of determining Fixed Charge Coverage Ratio, cash interest expense, in each case of the Borrower and its Subsidiaries calculated on a consolidated basis for such period. Consolidated Interest Expense shall exclude all interest expense of Foreign Subsidiaries attributable to Qualified Foreign Financings.

         "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

         "Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Guarantor and its Subsidiaries calculated on a consolidated basis as of such time.

         "Consolidated Tangible Net Worth" means at any time the difference between (i) Consolidated Net Worth and (ii) Consolidated Intangible Assets.

         "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership; provided, however, that Contingent Obligations shall not include a Loan Party's guarantees of payment of its Wholly-Owned Subsidiary's accounts payable or Operating Leases arising in the ordinary course of such Wholly-Owned Subsidiary's business payable on terms customary in the trade.

         "Conversion/Continuation Notice" is defined in Section 2.9.

         "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Credit Extension" means the making of an Advance or the issuance of a Facility LC hereunder.

         "Credit Extension Date" means the Borrowing Date for an Advance or the issuance date for a Facility LC.

         "Default" means an event described in Article VII.

         "Dollar" and "$" means lawful money of the United States of America.

         "Domestic Subsidiaries" means all Subsidiaries of the Borrower organized under the laws of the United States of America or a state thereof.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to
(i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

         "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

         "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

         "Eurodollar Loan" means a Loan which, except as otherwise provided in
Section 2.11, bears interest at the applicable Eurodollar Rate.

         "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(ii) the Applicable Margin.

         "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

         "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

         "Existing Credit Agreement" means that certain Credit Agreement dated as of May 22, 1995, among the Borrower, the Guarantor, the other Subsidiaries party thereto, Chase Bank of Texas, N.A., as Administrative Agent, and the Lenders party thereto, as amended.

         "Facility LC" is defined in Section 2.19.1.

         "Facility LC Application" is defined in Section 2.19.3.

         "Facility LC Collateral Account" is defined in Section 2.19.11.

         "Facility Termination Date" means December 19, 2003, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

         "Fee Letter" means the Fee Letter from Bank One, individually and as the Administrative Agent, to the Borrower dated September 12, 2000.

         "Financial Contract" of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

         "Fixed Charge Coverage Ratio" means, as of the end of each fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (i) Consolidated EBITDA for the applicable period minus cash expense for Taxes paid to (ii) the sum of (a) Consolidated Interest Expense for the applicable period, plus (b) all scheduled payments of principal of Indebtedness for the applicable period, plus (c) all dividends or other distributions paid by the Guarantor to its stockholders in cash during the applicable period, plus (d) Consolidated Capital Expenditures for the applicable period (net of any insurance proceeds, if applicable).

         "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

         "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

         "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

         "Foreign Subsidiaries" means all Subsidiaries of the Borrower or the Guarantor organized under the laws of a jurisdiction located outside the United States.

         "Guarantor" means Daisytek International Corporation, a Delaware corporation.

         "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, (viii) Off-Balance Sheet Liabilities,
(ix) indebtedness incurred under the trade accounts receivable conduit financing arrangement permitted by Section 6.13(iii), (x) LC Obligations and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person. For purposes of computing the financial covenants hereunder, Qualified Foreign Financings shall not be considered Indebtedness.

         "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

         "LC Fee" is defined in Section 2.19.4.

         "LC Issuer" means Bank One or Bank One, NA (or any subsidiary or Affiliate of Bank One designated by Bank One) in its capacity as issuer of Facility LCs hereunder.

         "LC Obligations" means, at any time, the sum, without duplication, of
(i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

         "LC Payment Date" is defined in Section 2.19.5.

         "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

         "Lending Installation" means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

         "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof).

         "Loan Documents" means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.13, and the Collateral Documents.

         "Loan Party" means each of the Borrower, the Guarantor, each Subsidiary Guarantor and each Subsidiary that is required to guarantee the Secured Obligations pursuant to the requirements hereof and "Loan Parties" means all of the foregoing, collectively.

         "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.

         "Material Foreign Subsidiary" means Daisytek Australia Pty. Ltd., Daisytek Canada, Inc., Daisytek de Mexico S.A. de C.V., Business Supplies Distributors Europe B.V., and any other Foreign Subsidiary having, as of any date of determination, net assets in excess of $20,000,000.

         "Material Indebtedness" is defined in Section 7.5.

         "Maximum Rate" means, at any time and with respect to any Lender, the maximum rate of interest under applicable law that such Lender may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrowers at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the weekly rate ceiling described in, and computed in accordance with, Chapter 303 of the Texas Finance Code, as amended from time to time.

         "Modify" and "Modification" are defined in Section 2.19.1.

         "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

         "Net Cash Proceeds" means, with respect to any sale, lease, transfer or disposition of any asset of any Person or issuance of any Indebtedness or equity of any Person, the aggregate amount of cash received by such Person in connection with such transaction minus reasonable fees, costs and expenses, related taxes paid or payable, and repayment of any Indebtedness secured by the assets sold, leased, transferred or disposed of which is required to be repaid as a result of such transaction.

         "Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. "Unrealized losses" means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

         "Non-U.S. Lender" is defined in Section 3.5(iv).

         "Note" is defined in Section 2.13.

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, the LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower or any Loan Party to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

         "Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause
(iv) Operating Leases.

         "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

         "Operating Lease Obligations" means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under Agreement Accounting Principles if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.

         "Other Taxes" is defined in Section 3.5(ii).

         "Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

         "Parent Guaranty" means that certain Parent Guaranty dated the date hereof, executed by the Guarantor in favor of the Administrative Agent, for the ratable benefit of the holders of the Secured Obligations, as it may be amended or modified and in effect from time to time.

         "Participants" is defined in Section 12.2.1.

         "Payment Date" means the 1st day of each calendar quarter.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Permitted Acquisition" means an Acquisition which meets the following criteria:

                  (i) the acquisition target is in the same line of business as the Borrower;

                  (ii) the Borrower has completed due diligence on the acquisition target exercising reasonable business judgment;

                  (iii) if the proposed Acquisition is of stock or other ownership interests, the Acquisition will be structured so that the acquisition target becomes a Subsidiary of the Borrower or of one of the Borrower's Subsidiaries and complies with Section 6.24 of this Agreement;

                  (iv) the interests being acquired shall not be subject to any contingent liabilities, unsatisfied judgments, or any pending or threatened action, charge, claim, demand, suit, proceeding, or governmental investigation that could reasonably be expected to have a Material Adverse Effect;

                  (v) the Borrower shall have provided to the Administrative Agent and each Lender (a) copies of the financial statements of the acquisition target received by it and (b) a pro forma financial statement as of the closing date of such Acquisition reflecting the consolidation of the acquired assets and liabilities which reflects pro forma compliance with the financial covenants contained in Section 6.21 together with a certificate of an Authorized Officer of the Borrower confirming such calculations both before and after giving effect to the Acquisition;

                  (vi) the total purchase price (including cash consideration paid however classified, including noncompete payments and consulting payments and whether such amount is paid at closing or over time, and the dollar value of all assets to be transferred by the purchaser to the seller in connection with such Acquisition and assumed debt) to be paid to acquire the equity interests or assets in any single Acquisition does not exceed $20,000,000;

                  (vii) the name of the acquisition target and a summary description of the terms of the Acquisition shall have been provided to the Lenders at least five Business Days prior to the date that the proposed Acquisition is to be consummated;

                  (viii) no Unmatured Default or Default has occurred and is continuing immediately prior to the closing of such Acquisition or would arise as a result of such Acquisition; and

                  (ix) if the target of such Acquisition is publicly traded, such Acquisition has been approved by the board of directors of the target.

         "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

         "Pledge Agreement" means that certain Pledge and Security Agreement dated the date hereof executed by the Borrower and Steadi-Systems, Ltd. pursuant to which all of the outstanding capital stock of the Borrower's Domestic Subsidiaries are pledged in favor of the Administrative Agent to secure the Secured Obligations as it may be amended or modified and in effect from time to time.

         "Pricing Schedule" means the Schedule attached hereto identified as such.

         "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

         "Principal Lines of Business" is defined in Section 6.1(iii).

         "Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the Aggregate Commitment.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Purchasers" is defined in Section 12.3.1.

         "Qualified Foreign Financing" means Indebtedness of Foreign Subsidiaries for which there is no recourse to any Loan Party or any commitment by a Loan Party to contribute capital, provide a keep-well agreement or otherwise support such Person, except as otherwise expressly permitted hereunder.

         "Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

         "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Reimbursement Advances" is defined in Section 2.19.6.

         "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

         "Related Company" means a Person who, after the date of the initial Credit Extension, either (a) becomes a Subsidiary of the Borrower, or (b) whose financial statements shall be included in the preparation of the combined financial statements of the Borrowers for financial reporting purposes.

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

         "Reports" is defined in Section 9.6.

         "Required Lenders" means Lenders in the aggregate having at least
66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the Aggregate Outstanding Credit Exposure.

         "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

         "Response Date" is defined in Section 2.19.

         "Revolving Advance" means an Advance under the Revolving Facility.

         "Revolving Facility" means the revolving credit facility described in
Section 2.1.

         "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

         "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Rate Management Obligations owing to one or more Lenders or their Affiliates.

         "Security Agreement" means that certain Security Agreement executed by the Borrower and its Domestic Subsidiaries pursuant to which such Loan Parties grant a springing security interest in all of the inventory and accounts receivable of such parties arising upon and after the occurrence of a Default and continuing thereafter until all of the Secured Obligations are paid in full and the Commitment of each Lender is terminated, as the same may be amended, supplemented or restated from time to time.

         "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

         "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided herein, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower or the Guarantor (excluding
(x) any Subsidiary conducting the BSD Business following the restructure of the BSD Business permitted pursuant to the provisions of Section 6.12(y) provided the BSD Restructure Requirements continue to be satisfied and (y) any Foreign Subsidiary which has incurred Qualified Foreign Financing Indebtedness and is not a Material Foreign Subsidiary).

         "Subsidiary Guarantor" means each Subsidiary which is a party to the Subsidiary Guaranty.

         "Subsidiary Guaranty" means that certain Subsidiary Guaranty dated the date hereof, executed by each Domestic Subsidiary of the Borrower in favor of the Administrative Agent, for the ratable benefit of the holders of the Secured Obligations, as it may be amended or modified and in effect from time to time.

         "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which, as of the date of determination,
(i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the latest financial statements.

         "Swing Line Advance" means any Advance under the Swing Line
Subfacility.

         "Swing Line Subfacility" means a subfacility under the Revolving Facility described in Section 2.20.

         "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

         "Transferee" is defined in Section 12.4.

         "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

         "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                                   ARTICLE II

                                   THE CREDITS

         2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans (other than Swing Line Advances) to the Borrower under the Revolving Facility and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, (x) such Lender's Outstanding Credit Exposure shall not exceed its Commitment and (y) and all Lenders' Outstanding Credit Exposure with respect to the Revolving Advances shall not exceed the Borrowing Base. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

         2.2. Required Payments; Termination. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

         2.3. Ratable Loans. Each Advance hereunder (other than Swing Line Advances) shall consist of Loans made from the several Lenders ratably in proportion to their respective Pro Rata Shares.

         2.4. Types of Advances. The Advances (other than Swing Line Advances) may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

         2.5. Facility Fee; Administrative Fee; Reductions in Aggregate Commitment. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee at a per annum rate equal to the Applicable Fee Rate on such Lender's Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. The Borrower shall pay to the Administrative Agent the annual administrative fee set out in the Fee Letter. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000, upon at least ten Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

         2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

         2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days' prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Administrative Agent.

         2.8. Method of Selecting Types and Interest Periods for New Advances. Except with respect to Swing Line Advances, the Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. (Dallas time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and not later than 11:00 a.m. three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

                  (i) the Borrowing Date, which shall be a Business Day, of such Advance,

                  (ii) the aggregate amount of such Advance,

                  (iii) the Type of Advance selected, and

                  (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Dallas time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

         2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section
2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Dallas time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

                  (i) the requested date, which shall be a Business Day, of such conversion or continuation,

                  (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

                  (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

         2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the lesser of (a) the Maximum Rate or (b) the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. If at any time the Floating Rate shall exceed the Maximum Rate, thereby causing the interest accruing on an Advance to be limited to the Maximum Rate, then any subsequent reduction in the Floating Rate for such Advance shall not reduce the rate of interest on such Advance below the Maximum Rate until the aggregate amount of interest accrued on such Advance equals the aggregate amount of interest which would have accrued on such Advance if the Floating Rate had at all times been in effect. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

         2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and increase in the LC fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender, subject in all events to the limitations of the Maximum Rate.

         2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any

Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to
Section 2.19.6.

         2.13. Noteless Agreement; Evidence of Indebtedness.

                  (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (ii) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amounts of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

                  (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

                  (iv) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit E (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

         2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be an Authorized Officer of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

         2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest, facility fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

         2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

         2.17. Lending Installations. Subject to Section 3.6, each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

         2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

         2.19. Facility LCs.

                  2.19.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $10,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided that any Facility LC with a one year tenor may provide for the renewal thereof for additional one year periods, so long as the ultimate expiry date is on or before the fifth Business Day prior to the Facility Termination Date .

                  2.19.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

                  2.19.3. Notice. Subject to Section 2.19.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Dallas time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the

         Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrowers shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a "Facility LC Application"). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

                  2.19.4. LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, (i) with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on each Payment Date, and (ii) with respect to each commercial Facility LC, a letter of credit fee in an amount equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the initial stated amount (or, with respect to a Modification of any such commercial Facility LC which increases the stated amount thereof, such increase in the stated amount) thereof, such fee to be payable on the date of such issuance or increase (each such fee described in this sentence an "LC Fee"). The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount equal to 1/8% of the initial stated amount and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer's standard schedule for such charges as in effect from time to time.

                  2.19.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the "LC Payment Date"). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender's Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to
         Section 2.19.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer's demand for such reimbursement (or, if such demand is made after 11:00 a.m.

         (Dallas time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

                  2.19.6. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. In the event the Borrower does not reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC on the date when due pursuant to the preceding sentence, the LC Issuer shall give to the Lenders notice of the amount so due not later than 3:00 p.m. Chicago time on such date, which notice shall, on behalf of the Borrower (and for such purpose the Borrower hereby irrevocably directs the LC Issuer to act on its behalf), request each Lender to make, and each Lender hereby agrees to make, a Revolving Advance in an amount equal to such Lender's Pro Rata Share of the aggregate amount of the payment so due (the "Reimbursement Advances") on the date of such notice, to repay the LC Issuer. Each Lender shall make the amount of such Advance available to the Administrative Agent in immediately available funds, not later than 11:00 a.m. Dallas time one Business Day after the date of such notice. The proceeds of such Advance shall be immediately made available to the LC Issuer for application by the LC Issuer to the repayment of the Reimbursement Advances. The Borrower irrevocably authorizes the Administrative Agent to charge the Borrower's accounts with the Administrative Agent in order to immediately pay the amount of such Reimbursement Advances to the extent amounts received from the Lenders are not sufficient to repay in full such Reimbursement Advances (with notice of such charge being provided to the Borrower, provided that the failure to give such notice shall not affect the validity of such charge). All such Reimbursement Advances shall be subject to all provisions of this Agreement concerning Advances (including the requirement that there exist no Default or Unmatured Default on the date of such Advance). All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with
         Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

                  2.19.7. Obligations Absolute. The Borrower's obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.19.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.

                  2.19.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

                  2.19.9. Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agents, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Agents may incur (or which may be claimed against such Lender, the LC Issuer or the Agents by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Agents for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

                  2.19.10. Lenders' Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

                  2.19.11. Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the "Facility LC Collateral Account") at the Administrative Agent's office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the holders of Secured Obligations and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest, any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days. Nothing in this Section 2.19.11 shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1. The Borrower shall be required to deposit funds in the Facility LC Collateral Account only as required in Section 8.1.

                  2.19.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

         2.20. Swing Line Subfacility.

                  2.20.1. Conditions. For the convenience of the parties, Administrative Agent, solely for its own account, may make any requested Advance under the Revolving Facility (which request must be made before 2:00 p.m. (Dallas time) on the Business Day the Advance is to be made and may be telephonic if confirmed in writing within two Business Days) directly to Borrower as a Swing Line Advance without requiring each other Lender to fund its Pro Rata Share thereof on such Business Day. Swing Line Advances are subject to the following conditions:

                  (i) Each Swing Line Advance must occur on a Business Day before the Facility Termination Date;

                  (ii) The aggregate principal outstanding of all Swing Line Advances may not exceed $15,000,000; the aggregate principal outstanding of all Swing Line Advances, all Revolving Advances under the Revolving Facility, and all LC Obligations may not exceed the Aggregate Commitment; and no Swing Line Advance shall be made which would cause the aggregate principal outstanding of all Loans (including Swing Line Advances) and LC Obligations of Bank One to exceed the Administrative Agent's Commitment; and

                  (iii) Each Swing Line Advance shall be paid in full by the Borrower upon demand by the Swing Line Lender and in any event on the Termination Date; and

                  (iv) Each Swing Line Advance is a Floating Rate Advance.

                  2.20.2. Lenders' Funding of Swing Line Advances as Revolving Advances. In the event the Borrower does not repay a Swingline Advance on the date when due pursuant to Section 2.20.1(iii), the Administrative Agent shall give to the Lenders notice of the amount of the Swing Line Advance not later than 3:00 p.m. Dallas time on such date, which notice shall, on behalf of the Borrower (and for such purpose the Borrower hereby irrevocably direct the Administrative Agent to act on its behalf), request each Lender to make, and each Lender hereby agrees to make, a Revolving Advance in an amount equal to such Lender's Pro Rata Share of the aggregate amount of the Swing Line Advance (the "Refunded Swing Line Advances") outstanding on the date of such notice, to repay the Administrative Agent. Each Lender shall make the amount of such Advance available to the Administrative Agent in immediately available funds, not later than 11:00 a.m. Chicago time one Business Day after the date of such notice. The proceeds of such Advance shall be immediately made available to the Administrative Agent for application by the Administrative Agent to the repayment of the Refunded Swing Line Advances. The Borrower irrevocably authorizes the Administrative Agent to charge the Borrowers' accounts with the Administrative Agent in order to immediately pay the amount of such Refunded Swing Line Advances to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swing Line Advances (with notice of such charge being provided to the Borrower, provided that the failure to give such notice shall not affect the validity of such charge). All such Refunded Swing Line Advances shall be subject to all provisions of this Agreement concerning Advances, except that such Advances shall be made without regard to satisfaction of the conditions precedent to Advances (including the existence of a Default or Unmatured Default). If prior to the time an Advance would otherwise have been made pursuant to this paragraph, Advances may not be made as contemplated by this paragraph, each Lender shall irrevocably and unconditionally purchase and receive from Administrative Agent a ratable participation in such Swing Line Advance and shall make available to Administrative Agent in immediately available funds its Pro Rata Share of such unpaid amount, together with interest from the date when its payment was due to, but not including, the date of payment. If a Lender does not promptly pay its amount upon Administrative Agent's demand, and until such Lender makes the required payment, Administrative Agent is deemed to continue to have outstanding a Swing Line Advance in the amount of such Lender's unpaid obligation. The Borrower shall make each payment of all or any part of any Swing Line Advance to Administrative Agent for the ratable benefit of Administrative Agent and those Lenders who have funded their participations in Swing Line Advances under this section (but all interest accruing on Swing Line Advances before the funding date of any Advance to repay such Swing Line Advance or any participation is payable solely to Administrative Agent for its own account).

         2.21. Prepayments from Sales of Assets. Concurrently with the receipt of Net Cash Proceeds by any Loan Party or any of their respective Subsidiaries from the sale or disposition of any assets which constitute 5% or more of the consolidated net assets of the Loan Parties and their Subsidiaries in the aggregate as of the date of sale and which are permitted to be sold or disposed of pursuant to Section 6.13(ii) of this Agreement, the Borrower shall prepay Advances in a principal amount equal to 100% of such Net Cash Proceeds, which prepayment shall be applied first to the Floating Rate Advances and second to the Eurodollar Advances (but such prepayment shall not reduce the Commitments in such amount).

         2.22. Prepayment from Sales Of Capital Stock. Concurrently with the receipt of Net Cash Proceeds from the sale, issuance or disposition by any Loan Party or any of its Subsidiaries to any Person of any capital stock or other equity interests (excluding transactions under any employee benefit plans), the Borrower shall prepay Advances in an aggregate principal amount equal to 100% of such Net Cash Proceeds, which prepayment shall be applied first to the Floating Rate Advances and second to the Eurodollar Advances (but such prepayment shall not reduce the Commitments in such amount).

         2.23. Prepayment due to Revolving Advances Exceeding the Borrowing Base. Without notice or demand, if the outstanding principal balance of the Revolving Advances shall at any time exceed the Borrowing Base (whether due to a permitted adjustment of the Borrowing Base pursuant to the definition thereof or otherwise), the Borrower shall immediately prepay the Revolving Advances to the extent necessary to eliminate such excess.

         2.24. Prepayments Generally. Any prepayments made under Sections 2.21,
2.22 and 2.23 shall (i) include accrued interest to the date of such prepayment on the principal amount prepaid, (ii) not be subject to the notice and minimum payment provisions of Section 2.7; provided that the Borrower shall be required to reimburse each Lender for any loss, cost or expense incurred by each Lender in connection with any such prepayment as set forth in Section 3.4 hereof if any prepayment results in a Eurodollar Advance being paid on a day other than the last day of an Interest Period for such Eurodollar Advance, and (iii) be applied first to Floating Rate Advances, if any, and then to Eurodollar Advances.

         2.25. Replacement of Lender. If the Borrower is required pursuant to
Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an "Affected Lender"), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of
Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

         2.26. Increase in Aggregate Commitment.

                  (i) So long as (a) no Default or Unmatured Default has occurred and is continuing or will result therefrom, and (b) the Borrower has not terminated or reduced in part any unused portion of the Commitments at any time pursuant to Section 2.5, the Borrower may, at any time and from time to time, by notice to the Administrative Agent, request an increase in the aggregate amount of the Commitments within the limitations hereafter described, which notice shall set forth the amount of such increase. In accordance with Section 2.26(iv), the aggregate amount of the Commitments may be so increased either by having one or more new Lenders that have been approved by the Borrower become Lenders (the "New Lenders") and/or by having any one or more of the then existing Lenders (at their respective election in their sole discretion) increase the amount of their Commitment ("Increasing Lenders"), provided that (A) the Commitment of any New Lender shall not be less than $10,000,000 and the sum of the Commitments of the New Lenders and the increases in the Commitments of the Increasing Lenders shall not exceed $50,000,000; (B) the Borrower, each New Lender and/or each Increasing Lender shall have executed and delivered to the Administrative Agent a commitment and acceptance (the "Commitment and Acceptance") in the form approved by the Administrative Agent, and the Administrative Agent shall have accepted and executed the same, (C) the Borrower shall have executed and delivered to the Administrative Agent a Note or Notes payable to the order of each New Lender to the extent required pursuant to Section 2.13(iv) and/or each Increasing Lender, each such Note to be in the amount of such New Lender's Commitment or such Increasing Lender's Commitment (as applicable); (D) the Borrower shall have delivered to the Administrative Agent opinions of counsel (substantially similar to the forms of opinions provided for in Section 4.1(v), modified to apply to the increase in the Commitments and each new Note and Commitment and Acceptance executed and delivered in connection therewith); (E) the Loan Parties shall have consented in writing to the new Commitments or increases in Commitments (as applicable) and shall have agreed that the Collateral Documents to which each is a party continue in full force and effect, and (F) the Borrower, each New Lender and/or each Increasing Lender shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such new Commitment or increase in the Commitment (as applicable). The form and substance of the documents required under clauses (B) through (F) above shall be reasonably acceptable to the Administrative Agent. The Administrative Agent shall provide written notice to all of the Lenders hereunder of the admission of any New Lender or the increase in the Commitment of any Increasing Lender hereunder and shall furnish to each of the Lenders copies of the documents required under clause (B) through (F) above.

                  (ii) Upon the effective date of any increase in the aggregate amount of Commitments pursuant to the provisions hereof ("Increase Date"), which Increase Date shall be mutually agreed upon by the Borrower, each New Lender, each Increasing Lender and the Administrative Agent, each New Lender and/or Increasing Lender shall make a payment to the Administrative Agent in an amount sufficient, upon the application of such payments by all New Lenders and Increasing Lenders to the reduction of the Outstanding Credit Exposure held by the Lenders (including the Increasing Lenders) to cause the amount of Outstanding Credit Exposure made by each Lender to be equal to each Lender's Pro Rata Share of the aggregate amount of Commitments as so increased. The Borrower hereby irrevocably authorizes each New Lender and/or each Increasing Lender to fund to the Administrative Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the Outstanding Credit Exposure held by the other Lenders, and each such payment shall constitute a Revolving Advance hereunder. If, as a result of the repayment of the Revolving Advance provided for in this Section 2.26(ii), any payment of a Eurodollar Advance occurs on a day which is not the last day of the applicable Interest Period, the Borrower will pay to the Administrative Agent for the benefit of any of the Lenders (including any Increasing Lender to the extent of Eurodollar Loans held by such Increasing Bank prior to such Increase Date) holding a Eurodollar Loan any loss or cost incurred by such Lender resulting therefrom in accordance with Section 3.4.

         Upon the Increase Date, all Revolving Advances outstanding hereunder (including any Revolving Advances made by the New Lenders and/or Increasing Lenders on the Increase Date) shall be Floating Rate Advances, subject to the Borrower's right to convert the same to Eurodollar Advances on or after such date in accordance with the provisions of Section 2.9.

                  (iii) Upon the Increase Date and the making of the Revolving Loans by the New Lenders and/or Increasing Lenders in accordance with the provisions of Section 2.26(ii), each New Lender and/or each Increasing Lender shall also be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, from the Lenders immediately prior to the Increase Date, an undivided interest and participation in any Facility LC then outstanding, ratably, such that each Lender (including each New Lender) holds a participation interest in each such Facility LC in proportion to such Lender's Pro Rata Share.

                  (iv) Upon the notice by the Borrower to the Administrative Agent pursuant to Section 2.26(i) hereof, each of the then existing Lenders shall have the right (at its election) to increase its Commitment by an amount equal to such Lender's Pro Rata Share of the proposed increase in the aggregate Commitments. If less than all of the proposed increase in aggregate Commitments is elected by the existing Lenders, then any of the then existing Lenders shall have the right to increase its Commitment in an amount greater than such Lender's Pro Rata Share of the proposed increase in the aggregate Commitments with the Administrative Agent's approval. If the entire amount of the proposed increase in aggregate Commitments is still not obtained, Administrative Agent shall use its best efforts with Borrower's full cooperation to add New Lenders, acceptable to the Borrower and to the Administrative Agent, with new Commitments which when added to the increase in Commitments of the Increasing Lenders, shall equal the requested increase in the aggregate amount of the Commitments. In the event the sum of each New Lender's Commitment and the increase in each Increasing Lender's Commitment is less than the requested increase in the aggregate amount of Commitments, the Borrower may elect to accept the increase in the aggregate amount of the Commitments to be equal to such lesser amount. Notwithstanding anything to the contrary, Administrative Agent shall not be liable for any failure to obtain Increasing Lenders or New Lenders hereunder or any failure to increase the aggregate amount of Commitments by the amount so requested by the Borrower pursuant to Section 2.26(i).

                  (v) Nothing contained herein shall constitute, or otherwise be deemed to be a commitment or agreement on the part of any Lender to increase its Commitment hereunder at any time. No Lender (except only for itself) shall have the right to decline Borrower's request pursuant to Section 2.26(i) for an increase in the aggregate amount of Commitments.

                                   ARTICLE III

                             YIELD PROTECTION; TAXES

         3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                  (i) subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

                  (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

                  (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

         3.2. Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender's or the LC Issuer's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

         3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

         3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

         3.5. Taxes.

                  (i) All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

                  (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application ("Other Taxes").

                  (iii) The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

                  (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                  (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause
         (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

                  (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

                  (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason not under the control of the Administrative Agent), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

         3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         4.1. Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders and/or the following has occurred:

                  (i) Copies of the articles or certificate of incorporation or other organization document of the Borrower and the Guarantor, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

                  (ii) Copies, certified by the Secretary or Assistant Secretary, of (a) a certificate of good standing of each Domestic Subsidiary which is a Loan Party and (b) of the Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which each Loan Party is a party.

                  (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each Loan Party authorized to sign the Loan Documents to which the each is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

                  (iv) A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

                  (v) A written opinion of counsel to the Loan Parties, addressed to the Lenders in substantially the form of Exhibit A.

                  (vi) Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

                  (vii) Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

                  (viii) Evidence that all outstanding obligations under the Existing Credit Agreement shall have been paid in full and the commitment thereunder terminated.

                  (ix) The Collateral Documents executed by the parties thereto.

                  (x) If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application.

                  (xi) A properly completed Borrowing Base Certificate.

                  (xii) The Administrative Agent shall have received all fees due and payable under the Fee Letter or Section 2.5 hereof and Banc of America Securities LLC has received its fee as Co-Lead Arranger set forth in its separate fee letter to the Borrower.

                  (xiii) The pro-forma financial statements for the period ended September 30, 2000, for the Borrower and its Subsidiaries excluding the PFSWeb business which shall be satisfactory to the Administrative Agent in its sole discretion.

                  (xiv) Opinions of foreign counsel to the Borrower regarding the pledges of stock in the Material Foreign Subsidiaries.

                  (xv) Tax, judgment and lien searches covering the Loan Parties and its Subsidiaries for each jurisdiction in which they have material assets, which shall be satisfactory to the Administrative Agent in its sole discretion.

                  (xvi) Such other documents as any Lender or its counsel may have reasonably requested.

         4.2. Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

                  (i) There exists no Default or Unmatured Default.

                  (ii) The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

                  (iii) All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

                  (iv) If the Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application shall have been executed and delivered to the LC Issuer.

         Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and
(ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         Each of the Borrower and the Guarantor, jointly and severally, represents and warrants to the Lenders that:

         5.1. Existence and Standing. Except as set forth in Schedule 1, each of the Loan Parties and each Subsidiary is a corporation or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         5.2. Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each Loan Party is a party constitute legal, valid and binding obligations of each Loan Party enforceable against each Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         5.3. No Conflict; Government Consent. Neither the execution and delivery by each Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Loan Party or any of its Subsidiaries or (ii) the Loan Party's articles or certificate of incorporation, by-laws, or operating or other management agreement or organizational documents, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which such Loan Party or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Loan Party pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by such Loan Party, is required to be obtained by such Loan Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by such Loan Party of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

         5.4. Financial Statements.

                  (a) The Borrower has delivered to the Lenders an unaudited historical financial presentation of the Borrower's principal lines of business, excluding PFSweb, Inc., for the first fiscal quarter of 2001 and 2000. This information is supplemental and is not intended to be presented in accordance with generally accepted accounting principles. The presentation takes into account certain one-time costs of reorganization activities as a result of the planned separation of the Borrower and PFSweb, Inc., which the Borrower believes are incremental to normal operations. This presentation also included the estimated impact of the transaction management services agreement between the Borrower and PFSweb, Inc. for all periods presented. The presentation excludes acquisition related costs and minority interest and was based on available information and certain assumptions. The Borrower believes that such assumptions provide a reasonable basis for presenting such historical results, excluding PFSweb, Inc. and adjusting for such transactions. This financial information does not reflect what the Borrower's or any Loan Parties' results of operations may be in the future.

                  (b) The September 30, 2000 consolidated financial statements of the Guarantor and its consolidated Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of each such Person at such date and the consolidated results of their operations for the period then ended.

         5.5. Material Adverse Change. Since the date of the most recent financial statement delivered pursuant to Section 6.1, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of any Loan Party and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

         5.6. Taxes. The Loan Parties and their Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Loan Parties and their Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Loan Parties and their Subsidiaries in respect of any taxes or other governmental charges are adequate as of date of most recent financial statement delivered pursuant to Section 6.1.

         5.7. Litigation and Contingent Obligations. Except as set forth in
Schedule 2, as of the date of this Agreement, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any Loan Parties or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extension. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material

Adverse Effect or (ii) is set forth on Schedule 2, no Loan Party has material Contingent Obligations not provided for or disclosed in the most recent financial statements delivered pursuant to Section 6.1.

         5.8. Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries of the Guarantor and the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Guarantor, the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

         5.9. ERISA. The Loan Parties have no Unfunded Liabilities of any Single Employer Plans. Neither any Loan Party nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither any Loan Party nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

         5.10. Accuracy of Information. No information, exhibit or report furnished by any Loan Party to the Administrative Agent, the LC Issuer or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to materials delivered by the Sellers in connection with Permitted Acquisitions, this Section constitutes only a warranty by the Borrower and the Guarantor.

         5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

         5.12. Material Agreements. No Loan Party is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

         5.13. Compliance With Laws. The Loan Parties have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

         5.14. Ownership of Properties. Except as set forth on Schedule 2, on the date of this Agreement, the Loan Parties will have good title, free of all Liens other than those permitted by

Section 6.15, to all of the Property and assets reflected in the most recent consolidated financial statements provided to the Administrative Agent as owned by the Loan Parties.

         5.15. Plan Assets; Prohibited Transactions. The Loan Parties are not entities deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

         5.16. Environmental Matters. No Loan Party's or any Subsidiary's failure to comply with Environmental Laws will have a Material Adverse Effect. Neither the Guarantor, the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

         5.17. Investment Company Act. No Loan Party is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         5.18. Public Utility Holding Company Act. No Loan Party is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.19. Solvency.

                  (i) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis;
         (b) the present fair saleable value of the Property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

                  (ii) The Loan Parties do not intend to, or to permit any of their Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.


                                   ARTICLE VI

                                    COVENANTS

         During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

         6.1. Financial Reporting. Each Loan Party will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and the Guarantor or the Borrower, as applicable, will furnish (or cause to be furnished) to the
Lenders:

                  (i) As soon as available, but in any event within 90 days after the close of each of its fiscal years (commencing with the fiscal year ended March 31, 2001), a copy of the consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related statements of income and retained earnings and of cash flows of the Guarantor and its consolidated Subsidiaries for such year plus consolidating balance sheet and income statements for the Borrower and its Principal Lines of Business, which consolidated statements will have been audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification, which report shall state that such consolidated financial statements present fairly the financial position of the Guarantor and its consolidated Subsidiaries for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis.

                  (ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for the Guarantor and its Consolidated Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter plus consolidating balance sheets and income statements for the Borrower and its Principal Lines of Business, all certified by the chief financial officer of the Guarantor, together with (a) consolidated unaudited balance sheets as at the close of each such period for the prior fiscal year and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the same period of the prior fiscal year and (b) year-to-date actual results versus the plan and forecast most recently submitted for such quarter.

                  (iii) As soon as available thereafter, but in any event within 30 days after the beginning of each of its fiscal years a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Loan Parties and their Subsidiaries for such fiscal year. Such plan and forecast must include relevant information concerning the projected business and operations of the Loan Parties and their Subsidiaries, including, without limitation, a detailed quarterly breakdown of projected financial results by major business segment encompassing at a minimum the following segments: U.S. Supplies, International Supplies, Pro-Tape, Virtual Demand, and any major new line of business added after the date hereof ("Principal Lines of Business").

                  (iv) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by the chief financial officer of the Borrower and the Guarantor showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

                  (v) Within 30 days after the end of each fiscal month, a Borrowing Base Certificate, signed by an Authorized Officer of the Borrower.

                  (vi) Within 90 days after the end of each fiscal year, a certificate of an Authorized Officer setting forth for the Loan Parties and their Subsidiaries for the prior fiscal year the aggregate amount of all asset dispositions made outside of the ordinary course of business, equity and debt issuances and the Net Cash Proceeds received in connection therewith.

                  (vii) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

                  (viii) As soon as possible and in any event within 10 days after it knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by its chief financial officer describing said Reportable Event and the action which it proposes to take with respect thereto.

                  (ix) As soon as possible and in any event within 10 days after receipt, a copy of (a) any written notice or claim to the effect that the Loan Party or any of its Subsidiaries is or may be liable to any Person as a result of the release by it, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any written notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by it or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

                  (x) Promptly upon the furnishing thereof to its stockholders, copies of all financial statements, reports and proxy statements so furnished.

                  (xi) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Loan Party files with the Securities and Exchange Commission.

                  (xii) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

         6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes including Permitted Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, (x) use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U) or (y) following the restructure of the BSD Business permitted pursuant to the provisions of Section 6.12(y), no proceeds of the Credit Extensions shall be used, directly or indirectly, for or in connection with the BSD Business, except as expressly permitted hereunder.

         6.3. Notice of Default. Each Loan Party will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

         6.4. Conduct of Business. Except as permitted in Section 6.12, each Loan Party will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         6.5. Taxes. Each Loan Party will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

         6.6. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

         6.7. Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, to the extent that the failure to so comply may reasonably be expected to have a Material Adverse Effect.

         6.8. Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

         6.9. Inspection. Each Loan Party will, and will cause each of its Subsidiaries to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of such Loan Party and each Subsidiary, to examine and make copies of the books of accounts and other financial records of such Loan Party and each Subsidiary, and to discuss the affairs, finances and accounts of such Loan Party and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate upon reasonable prior notice; provided, however, that no advance notice shall be required during any period in which a Default or Unmatured Default has occurred and is continuing.

         6.10. Dividends. No Loan Party will, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except (A) that any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary of the Borrower and (B) the Borrower may declare and pay dividends to the Guarantor in order to provide funds to carry out its share repurchases permitted by the following clause of this Section 6.10, for Investments permitted under Section 6.14, and for ordinary and necessary expenses related to its status as a company with publicly traded securities; provided, however, that the Guarantor may purchase shares of its common stock, provided that the aggregate amount thereof on a cumulative basis commencing on June 30, 2000, does not exceed $25,000,000.

         6.11. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

                  (i) The Loans and the Reimbursement Obligations.

                  (ii) Indebtedness existing on the date hereof and described in
         Schedule 2.

                  (iii) Indebtedness arising under Rate Management Transactions having a Net Mark-to-Market Exposure not exceeding $10,000,000.

                  (iv) Indebtedness arising in connection with transactions permitted by Section 6.13(iii).

                  (v) unsecured Indebtedness of Foreign Subsidiaries which, in the aggregate, does not exceed $40,000,000.

                  (vi) Capitalized Lease Obligations and other unsecured Indebtedness of the Borrower and its Domestic Subsidiaries which, in the aggregate, does not exceed $20,000,000; provided, however, that none of the Indebtedness referred to in this clause (vi) may be used, directly or indirectly, for the benefit of Foreign Subsidiaries or for business activities outside the United States.

                  (vii) Qualified Foreign Financings.

                  (viii) Indebtedness owing to a Seller in connection with a Permitted Acquisition not to exceed $20,000,000 in the aggregate at any one time.

                  (ix) Indebtedness secured as permitted by Section 6.15(ix) and
         (x).

         6.12. Stock Transfers and Mergers. No Loan Party will, nor will it permit any Subsidiary to transfer its capital stock to, merge or consolidate with or into any other Person, except (x) that the capital stock of a Subsidiary may be transferred to and a Subsidiary may merge with or into the Borrower or a Wholly-Owned Subsidiary of the Borrower (other than a Foreign Subsidiary), (y) the Borrower may restructure the BSD Business such that all Subsidiaries conducting the BSD Business are transferred to a separate Wholly-Owned Subsidiary of the Guarantor incorporated to be the holding company of the BSD Business which is (A) separately financed pursuant to a BSD Facility and (B) no Loan Party has any contractual liability for the debts and obligations of such Subsidiary, except as expressly permitted hereunder (collectively, the "BSD Restructure Requirements") and (z) for Permitted Acquisitions, provided that the Borrower or a Subsidiary shall be the surviving entity thereof.

         6.13. Sale of Assets. No Loan Party will, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property (which shall not be deemed to include any write-off of goodwill or other intangible assets) to any other Person, except:

                  (i) Sales of inventory in the ordinary course of business.

                  (ii) Leases, sales or other dispositions of its Property when no Default or Unmatured Default has occurred and is continuing or will result therefrom that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold , exchanged or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, and for which the Borrower provides to the Administrative Agent at least 30 days prior written notice to the closing thereof.

                  (iii) Any transfer of an interest in accounts or notes receivable on a limited recourse basis made in connection with and pursuant to the terms and provisions of a trade accounts receivable conduit financing arrangement acceptable to the Administrative Agent, provided that such transfer qualifies as a sale under Agreement Accounting Principles and that the amount of such financing does not exceed $50,000,000 at any one time outstanding.

                  (iv) Sales or other dispositions of used, worn-out or obsolete equipment in the ordinary course of business, when no Default has occurred and is continuing or will result therefrom.

         6.14. Investments and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

                  (i) Cash Equivalent Investments.

                  (ii) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 1.

                  (iii) So long as no Default or Unmatured Default has occurred or will result therefrom, Permitted Acquisitions (subject to compliance with Section 6.24 hereof).

                  (iv) The Guarantor may make Investments to capitalize a separate Wholly-Owned Subsidiary of the Guarantor incorporated to be the holding company of the BSD Business in the aggregate amount of $7,500,000 provided the BSD Restructure Requirements continue to be satisfied at the time of such Investment.

                  (v) Other Investments in Foreign Subsidiaries of the Borrower in an aggregate amount made on or after the date hereof not to exceed the lesser of (x) 10% of Consolidated Tangible Net Worth or (y) $20,000,000.

                  (vi) Investments in Domestic Subsidiaries that are or become Loan Parties.

                  (vii) Loans or advances made to officers or employees, provided the aggregate amount outstanding at any time (excluding ordinary travel or similar advances) does not exceed $3,000,000.

                  (viii) Other Investments not to exceed at any one time $1,000,000 in the aggregate.

         6.15. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Loan Parties or any of their Subsidiaries, except:

                  (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

                  (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

                  (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

                  (iv) Utility easements, building restrictions and such other encumbrances or charges against real property of the Borrower and its Subsidiaries as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

                  (v) Liens existing on the date hereof and described in
         Schedule 2.

                  (vi) Liens in favor of the Administrative Agent, for the benefit of the LC Issuer and the Lenders, granted pursuant to any Collateral Document.

                  (vii) Liens incurred in connection with any transfer of an interest in accounts or notes receivable which is permitted pursuant to
         Section 6.13(iii).

                  (viii) Capitalized Lease Obligations, to the extent the same are Liens hereunder.

                  (ix) Liens on real or tangible personal property securing the purchase price thereof or securing Indebtedness incurred to pay such purchase price or to finance the construction thereof or existing at the time of acquisition thereof; provided, however, (A) no such lien shall extend to any Property other than such Property and fixed improvements thereon and (B) the aggregate amounts of Indebtedness of all Loan Parties at any one time outstanding secured by all such Liens shall not exceed $5,000,000.

                  (x) Liens on Property of a Subsidiary other than the Guarantor or the Borrower; provided, however, that (A) no such Lien shall extend to any Property other than such Property and fixed improvements thereon and (B) the aggregate amount of all such Indebtedness of all such Subsidiaries at any one time outstanding shall not exceed $1,000,000.

                  (xi) Liens granted on assets of a Foreign Subsidiary to secure a Qualified Foreign Financing.

         6.16. Affiliates. No Loan Party will, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Loan Party's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Loan Party or such Subsidiary than the Loan Party or such Subsidiary would obtain in a comparable arms-length transaction and except for transactions permitted by Section 6.14(vi).

         6.17. Sale of Accounts. No Loan Party will, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse except (x) to the extent permitted by
Section 6.13(iii) and (y) for the compromise, settlement, or discount thereof in the ordinary course of business.

         6.18. Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. No Loan Party will, nor will it permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Rate Management Obligations permitted to be incurred under the terms of Section 6.11(iii).

         6.19. Letters of Credit. No Loan Party will, nor will it permit any Subsidiary to, apply for or become liable upon or in respect of any Letter of Credit other than the Facility LCs.

         6.20. Financial Contracts. No Loan Party will, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except Rate Management Transactions permitted under Section 6.11(iii) or as set forth on Schedule 2.

         6.21. Financial Covenants.

                  6.21.1. Consolidated Indebtedness to Consolidated EBITDA. The Borrower will not permit the ratio of (i) Consolidated Indebtedness to
         (ii) Consolidated EBITDA, determined as of the last day of each fiscal quarter of the Borrower for the four consecutive fiscal quarters ending on such date, to be greater than 3.00 to 1.0.

                  6.21.2. Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be greater than or equal to 1.50 to 1.00.

                  6.21.3. Minimum Net Worth. The Guarantor will for each of its fiscal quarters determined on the last day of each fiscal quarter maintain Consolidated Net Worth of not less than $148,955,000, plus (i) 75% of Consolidated Net Income of the Guarantor and its Subsidiaries on a cumulative basis beginning with the fiscal quarter ended December 31, 2000, plus (ii) the Guarantor's Net Cash Proceeds from the issuance of equity interests, minus (iii) the amount of the Guarantor's treasury stock purchases subsequent to September 30, 2000, to the extent permitted by Section 6.10.

         6.22. Related Company. Within ten days after a Person becomes a Related Company following the date of the initial Credit Extension, each of the Borrower and Guarantor shall cause such Person to execute such documents, instruments, and agreements as the Administrative Agent deems necessary or appropriate, in form and substance satisfactory to the Administrative Agent, to (x) cause such Related Company to become a party to the Subsidiary Guaranty and the outstanding shares of such Related

Company to be subject to the Pledge Agreement if the Related Person is a Domestic Subsidiary on a basis substantially the same as the existing Subsidiary Guarantors and (y) the Borrower will (and, as applicable, will cause such Related Person) to execute such documents or instruments as may be required to pledge 65% of the capital stock of the Related Person (if it is a Material Foreign Subsidiary) to the Administrative Agent for the ratable benefit of the LC Issuer and the Lenders as a first priority security interest as collateral security for the Secured Obligations.

         6.23. Prohibition on Granting Negative Pledges. Except for this Agreement, neither the Borrower nor the Guarantor will enter into or become bound by any agreement, understanding or arrangement, nor permit its Domestic Subsidiaries to do so (other than this Agreement) that limits, restricts or impairs in any way the right of any Loan Party or its Domestic Subsidiaries to create, assume or suffer to exist any Lien on its Properties or assets in favor of the Administrative Agent (or any successor Administrative Agent) for the benefit of the Lenders.

         6.24. Prohibition on Granting Restrictions on Distributions. Except for this Agreement, neither the Borrower nor the Guarantor will enter into or become bound by any agreement, arrangement or understanding or permit its Subsidiaries to do so (including, without limitation, their respective articles of incorporation, bylaws or other charter documents) that limits, restricts, subordinates or impairs in any way the right or ability of any of Subsidiaries to make dividends or distributions to or Investments in the Borrower or to repay any Indebtedness or obligation owed to the Borrower.

         6.25. Inventory and Accounts Receivable Audit/Appraisal. Upon the request of the Administrative Agent, the Loan Parties shall procure and furnish the Administrative Agent an appraisal or audit of the inventory and/or accounts receivable of the Loan Parties, in scope and substance satisfactory to the Administrative Agent, by a qualified appraiser or auditor selected by the Administrative Agent; provided, however, that the Loan Parties shall only be required to pay (or reimburse the Administrative Agent for paying) the cost of appraisals or audits under this Section 6.27 if a Default or Unmatured Default has occurred and is continuing.

         6.26. Further Assurances. Within ten days after the request of the Administrative Agent, the Loan Parties shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents, instruments, and agreements which are necessary or advisable to carry out the provisions and purposes of this Agreement and the Collateral Documents, including, without limitation, the execution and delivery of any and all documents for filing under the provisions of the Uniform Commercial Code or any other applicable law which are necessary or advisable to create or maintain in favor of the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, Liens on the collateral granted pursuant to the Collateral Documents that are perfected and of first priority in accordance with all applicable requirements of law.

                                   ARTICLE VII

                                    DEFAULTS

         The occurrence of any one or more of the following events shall constitute a Default:

         7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or the Guarantor or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

         7.2. Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation with one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any facility fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

         7.3. The breach by any Loan Party of any of the terms or provisions of Sections 6.2, 6.3, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.17, 6.18, 6.19,
6.20, 6.21, 6.23, or 6.24.

         7.4. The breach by the Borrower or the Guarantor (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Administrative Agent or any Lender.

         7.5. Failure of any Loan Party or any of its Subsidiaries to pay when due any Indebtedness aggregating in excess of $1,000,000 ("Material Indebtedness"); or the default by any Loan Party in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of any Loan Party shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

         7.6. Any Loan Party or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under any bankruptcy or debtor protection laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under bankruptcy or debtor protection laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it,

(v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

         7.7. Without the application, approval or consent of any Loan Party or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against any Loan Party or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

         7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of any Loan Party and its Subsidiaries which, when taken together with all other Property of such Loan Party so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

         7.9. Any Loan Party or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $500,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

         7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $250,000 or any Reportable Event shall occur in connection with any Plan.

         7.11. Any Loan Party shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

         7.12. Any Change in Control shall occur.

         7.13. The occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

         7.14. The Subsidiary Guaranty or the Parent Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Subsidiary Guaranty or the Parent Guaranty, or any guarantor under the Subsidiary Guaranty or the Parent Guaranty shall fail to comply with any of the terms or provisions set forth therein, or any guarantor thereunder shall deny that it has any further liability under the Subsidiary Guaranty or the Parent Guaranty to which it is a party, or shall give notice to such effect.

         7.15. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document.


                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

         8.1. Acceleration; Facility LC Collateral Account.

                  (i) If any Default described in Section 7.6 or 7.7 occurs, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount"). If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

                  (ii) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

                  (iii) The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the

         Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

                  (iv) At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

                  (v) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of action of the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) under Section 8.1(i) after any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

         8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents (including modifying or amending any covenant herein) or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

                  (i) Extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon.

                  (ii) Reduce the percentage specified in the definition of Required Lenders.

                  (iii) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Commitment or of the Commitment of any Lender hereunder or the commitment to issue Facility LCs, or permit the Borrower to assign its rights under this Agreement.

                  (iv) Increase the Aggregate Commitments other than pursuant to
         Section 2.26.

                  (v) Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the consent of the LC Issuer. The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

         8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.


                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

         9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

         9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         9.4. ENTIRE AGREEMENT. THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE LOAN PARTIES, THE AGENT, THE LC ISSUER AND THE LENDERS AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS AMONG THE BORROWER, THE AGENTS, THE LC ISSUER AND THE LENDERS RELATING TO THE SUBJECT MATTER THEREOF. THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

         9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other

(except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and
10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

         9.6. Expenses; Indemnification.

                  (i) The Borrower shall reimburse the Administrative Agent and the Arrangers for any costs, and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the LC Issuer, the Arrangers and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent, the Arrangers and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger or the Lenders) paid or incurred by the Administrative Agent, the LC Issuer, the Arrangers or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this
         Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence that are prepared after Default. The Borrower acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by Bank One from information furnished to it by or on behalf of the Borrower, after Bank One has exercised its rights of inspection pursuant to this Agreement.

                  (ii) THE BORROWER HEREBY FURTHER AGREES TO INDEMNIFY THE AGENTS, THE LC ISSUER, THE ARRANGERS, EACH LENDER, THEIR RESPECTIVE AFFILIATES, AND EACH OF THEIR DIRECTORS, OFFICERS AND EMPLOYEES AGAINST ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR WHETHER OR NOT THE AGENTS, THE LC ISSUER, THE ARRANGERS, ANY LENDER OR ANY AFFILIATE IS A PARTY THERETO) WHICH ANY OF THEM MAY PAY OR INCUR ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DIRECT OR INDIRECT APPLICATION OR PROPOSED APPLICATION OF THE PROCEEDS OF ANY EXTENSION OF CREDIT HEREUNDER EXCEPT TO THE EXTENT THAT THEY ARE DETERMINED IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF

         COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY SEEKING INDEMNIFICATION. THE OBLIGATIONS OF THE BORROWER UNDER THIS SECTION 9.6 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

         9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

         9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

         9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer, and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the LC Issuer, the Arrangers nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the LC Issuer, the Arrangers nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Administrative Agent, the LC Issuer, the Arrangers nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the LC Issuer, the Arrangers nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

         9.11. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by
Section 12.4.

         9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

         9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

         9.14. Maximum Interest Rate. No provision of this Agreement or of any other Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender or the Administrative Agent ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness owing under this Agreement; and, if the principal owing has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower, the Administrative Agent, and each Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness owing pursuant to this Agreement so that interest for the entire term does not exceed the Maximum Rate.

         9.15. Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Credit Code, as amended from time to time, are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.


                                    ARTICLE X

                                    THE AGENT

         10.1. Appointment; Nature of Relationship. Bank One is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Administrative Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent
(i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9.105 of the Uniform Commercial Code as in effect in the State of Texas from time to time and
(iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

         10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

         10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

         10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify
(a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

         10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

         10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

         10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

         10.8. Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably according to their respective Pro Rata Shares (or, if the Commitments have been terminated, in proportion to their respective Pro Rata Shares immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

         10.9. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

         10.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to be a Lender.

         10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the LC Issuer, the Arrangers or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the LC Issuer, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent, subject to the consent of the Borrower (so long as no Default or Unmatured Default then exists and is continuing), which consent shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning

Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a U.S. commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this
Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

         10.13. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

         10.14. Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arrangers pursuant to the Fee Letter, or as otherwise agreed from time to time.

         10.15. Co-Agents, Documentation Agent, Syndication Agent, etc. Neither any of the Lenders identified in this Agreement as a "co-agent" nor the Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

         11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Secured Obligations, or any part thereof, shall then be due.

         11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


                                   ARTICLE XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

         12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Credit Extension or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Credit Extension or which holds any Note to direct payments relating to such

Credit Extension or Note to another Person. Any assignee of the rights to any Credit Extension or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Credit Extension (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Credit Extension.

         12.2. Participations.

                  12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Credit Extension owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                  12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest, fees or any Reimbursement Obligation or reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, extends the Facility Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of or interest on any Loan in which such Participant has an interest, or any regularly-scheduled payment of fees on any such Credit Extension or Commitment, releases any guarantor of any such Credit Extension or releases any collateral held in the Facility LC Collateral Account (except in accordance with the terms hereof) or all or substantially all of any other collateral, if any, securing any such Credit Extension.

                  12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
         Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each

         Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

         12.3. Assignments.

                  12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Borrower, the Administrative Agent and the LC Issuer shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Credit Extensions (if the applicable Commitment has been terminated).

                  12.3.2. Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment by the selling Lender of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

         12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

         12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).


                                  ARTICLE XIII

                                     NOTICES

         13.1. Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Administrative Agent, or the LC Issuer at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

         13.2. Change of Address. The Borrower, the Administrative Agent, the LC Issuer and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                                   ARTICLE XIV

                                  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the

Administrative Agent, the LC Issuer and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.


                                   ARTICLE XV

          CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

         15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS ( WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS).

         15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN DALLAS, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN DALLAS, TEXAS.

         15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE LC ISSUER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

              {The Remainder of this Page Intentionally Left Blank}

         IN WITNESS WHEREOF, the Borrower, the LC Issuer, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

                                 DAISYTEK, INCORPORATED


                                 By: /s/ Ralph Mitchell
                                    --------------------------------------------
                                    Name: Ralph Mitchell
                                    Title: Executive Vice President-Finance

                                 1025 Central Expressway
                                 Suite 200
                                 Allen, Texas 75013

                                 Attention:  Ralph Mitchell
                                 Telephone:  (972) 881-4700
                                 FAX:        (972) 423-1108


Commitments

         $25,000,000             BANK ONE, TEXAS, NA,
                                 as a Lender, LC Issuer and as Administrative
                                 Agent


                                 By: /s/ Katherine McCoy Turner
                                    --------------------------------------------
                                    Name: Katherine McCoy Turner
                                    Title: First Vice President

                                 1717 Main Street-3rd Floor
                                 Dallas, Texas 75201

                                 Attention:  Katherine M. Turner
                                 Telephone:  (214) 290-4438
                                 FAX:        (214) 290-2765

                                 DAISYTEK INTERNATIONAL CORPORATION


                                 By: /s/ Ralph Mitchell
                                    --------------------------------------------
                                    Name: Ralph Mitchell
                                    Title: Executive Vice President-Finance

                                 1025 Central Expressway
                                 Suite 200
                                 Allen, Texas 75013

                                 Attention:  Ralph Mitchell
                                 Telephone:  (972) 881-4700
                                 FAX:        (972) 423-1108

                                 BANK ONE, NA
                                 as an LC Issuer


                                 By: /s/ Katherine McCoy Turner
                                    --------------------------------------------
                                    Name: Katherine McCoy Turner
                                    Title: Director

                                 1717 Main Street-3rd Floor
                                 Dallas, Texas 75201

                                 Attention:  Katherine M. Turner
                                 Telephone:  (214) 290-4438
                                 FAX:        (214) 290-2765

         $25,000,000             BANK OF AMERICA, N.A., as a Lender and as
                                 Documentation Agent

                                 By: /s/ Curtis L. Anderson
                                    --------------------------------------------
                                    Name: Curtis L. Anderson
                                    Title: Senior Vice President

                                 901 Main Street, 7th Floor
                                 Dallas, TX 75202

                                 Attention:  Curtis Anderson
                                 Telephone:  (214) 209-0310
                                 FAX:        (214) 209-3140

         $10,000,000             COMERICA BANK


                                 By: /s/ Carol S. Geraghty
                                    --------------------------------------------
                                    Name: Carol S. Geraghty
                                    Title: Vice President

                                 4100 Spring Valley Road, Suite 400
                                 Dallas, TX  75244

                                 Attention:  Carol S. Geraghty
                                 Telephone:  (972) 361-2548
                                 FAX:        (972) 361-2550

         $15,000,000             COMPASS BANK


                                 By: /s/ Paul Howell
                                    --------------------------------------------
                                    Name: Paul Howell
                                    Title:

                                 8080 N. Central Expressway, Suite 250
                                 Dallas, Texas 75206

                                 Attention:  Paul Howell
                                 Telephone:  (214) 706-8046
                                 FAX:        (214) 346-2746

         $20,000,000             IBM CREDIT CORPORATION


                                 By: /s/ Thomas S. Curcio
                                    --------------------------------------------
                                    Name: Thomas S. Curcio
                                    Title: Manager of Credit

                                 North Castle Drive
                                 Armonk, NY  10504

                                 Attention:  Brian O'Hara
                                 Telephone:  (914) 765-6241
                                 FAX:        (914) 765-6271

         $25,000,000             CITIZENS BANK OF MASSACHUSETTS, as a
                                 Lender and as Syndication Agent



                                 By: /s/ Michael St. Jean
                                    --------------------------------------------
                                    Name:  Michael St. Jean
                                    Title: Vice President

                                 28 State Street, 13th Floor
                                 Boston, MA 02109

                                 Attention:  Michael St. Jean
                                 Telephone:  (617) 994-7103
                                 FAX:        (617) 723-9431